Exhibit (e)(2)

QLOGIC CORPORATION

26650 ALISO VIEJO PARKWAY

ALISO VIEJO, CA 92656

April 19, 2016

Cavium, Inc.

2315 N. First Street

San Jose, California 95131

Attention: Syed Ali, President and Chief Executive Officer

MUTUAL CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

In connection with your possible interest in a merger, acquisition, or other strategic combination (the “Transaction”) involving QLogic Corporation (“QLogic”), Cavium, Inc. (“Cavium”) has requested that we or our representatives furnish you or your representatives with certain information relating to QLogic or the Transaction, each of which is a “party” or collectively “parties.” In addition, we have requested that you or your representatives furnish us with information relating to Cavium or the Transaction. All such information (whether oral or contained on written or other tangible medium) furnished (after April 19, 2016, the “Effective Date” hereof) by any of us, Cavium or our respective directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “Representatives”) to the other party or their respective Representatives and all analyses, compilations, forecasts, studies or other documents prepared by a party or their Representatives in connection with a party’s review of, or interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the “Information”. The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by a receiving party in breach of this letter agreement, (ii) is or becomes available to a party on a non-confidential basis from a source (other than from another party to this letter agreement or their Representatives) which, to the best of a party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iii) was or is independently developed by a party or their Representatives without reference to Information provided by a disclosing party. QLogic acknowledges that Cavium possesses significant amounts of Ethernet technology and information as a result of the Ethernet NICs that Cavium has developed and is currently selling into the hyperscale market. Each party and their Representatives, in their capacity as a provider of information, is referred to in this letter agreement as a “disclosing party”; and each party and their Representatives, in their capacity as a recipient of information, is referred to in this letter agreement as a “receiving party.”

Accordingly, each of us hereby agrees that:

1.

Each party (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the other party, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that each party may reveal the Information to their respective Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the confidentiality obligations of this letter agreement. Each party will be responsible for any breach of this letter agreement by any of their Representatives.

2.

Each party and their Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the other party, disclose to any person the fact that the Information has been exchanged between the parties, that the parties are considering the Transaction, or that discussions or negotiations are taking or have taken place concerning the Transaction or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3.

In the event that any party or any of their Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, where legally permitted (as determined by your counsel), the disclosing party will notify the other party promptly so that they may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or if the other party does not waive compliance with the terms of this letter agreement, the disclosing party will furnish only that portion of the Information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4.

If either party determines not to proceed with the Transaction, it will promptly inform the other party of that decision and, in that case, and at any time upon the request of a party, the other party will promptly destroy all Information on any tangible medium in the other party’s or its Representatives’ possession and confirm such destruction in writing to the party requesting such destruction; provided however, that the legal department of each party may maintain a copy of the Information in its restricted files solely for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes, and a party shall not be required to destroy any computer records containing Information that have been created pursuant to automatic electronic archiving and back-up procedures in the ordinary course of business, provided that, in each case, such retained Information will continue to be subject to the terms of this letter agreement.

5.

Each party further agrees that they are not entitled to rely on the accuracy or completeness of the Information and that a party will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6.

Each party is aware, and will advise their Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7.

You agree that, for a period of two years from the Effective Date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of QLogic or its Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of QLogic or any subsidiary thereof, or any assets of QLogic or any subsidiary or division thereof; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of QLogic; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving QLogic or its securities or assets; (iv) form, join or in any way participate in a “group” (as defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or (v) request QLogic or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph. The provisions of this Section 7 shall be inoperative and of no force or effect if any other person or “group” publicly announces an agreement or agreement in principle providing for a Combination with QLogic, or QLogic makes a public announcement of its support for a tender offer for securities of QLogic that if consummated would constitute a Combination (or if a tender offer or exchange offer that if consummated would constitute a Combination is made for securities of QLogic and the QLogic Board accepts (or recommends that the shareholders accept) such offer or fails to recommend within ten days from the date of such commencement of such offer that its shareholders reject such offer). A “Combination” shall mean a transaction in which (i) a person or “group” acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of QLogic or properties or assets constituting 50% or more of the consolidated assets of QLogic and its subsidiaries or (ii) in any case not covered by (i), (A) QLogic issues securities representing 50% or more of its voting power, including in the case of (i) and (ii) by way of merger or other business combination with QLogic or any of its subsidiaries or (B) QLogic engages in a merger or other business combination such that the holders of voting securities of QLogic immediately prior to the transaction do not own more than 50% of the voting power of the securities of the resulting entity.

8.

Each party agrees that, for a period of two years from the Effective Date of this letter agreement, it will not, directly or indirectly, solicit for employment or hire any employee of the other party with whom it had contact or who became known to a party in connection with consideration of the Transaction; provided, however, that the foregoing provision will not prevent a party from employing any such person who contacts a party on his or her own initiative, contacts a party without any direct solicitation by or encouragement from a party or its agents, or whose employment with the other party has ceased. The restrictions of this Section 8 shall not prohibit a party from (i) conducting any general solicitations of employment directly or through any agent (including placement and recruiting agencies) that is not directed at employees of a party, (ii) allowing solicitation by recruitment agencies provided that they have not received the name of a party or its employees from the other party or their Representatives.

9.

Each party agrees that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Chris King or Jean Hu for QLogic or a designated person from Cavium. You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, any other written or oral expression with respect to the Transaction or otherwise, except as agreed in this letter agreement. We acknowledge and agree that unless and until a written definitive agreement concerning the Transaction has been executed, neither you nor any of your Representatives will have any liability to us with respect to the Transaction, any other written or oral expression with respect to the Transaction or otherwise, except as agreed in this letter agreement

10.

By making Information available to the receiving party, the disclosing party is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

11.

Each party acknowledges that remedies at law may be inadequate to protect a party against any actual or threatened breach of this letter agreement by another party or its Representatives, and, without prejudice to any other rights and remedies otherwise available, each party agrees to the granting of injunctive relief in favor of the other parties without proof of actual damages.

12.

Each party agrees that no failure or delay by the other in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13.

This letter agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of that State and executed in and to be performed in that State.

14.

This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information and supersedes any prior agreement between the parties regarding the subject matter hereof, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by you and us.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

QLOGIC CORPORATION

By:	/s/ Michael L. Hawkins

Name:	Michael L. Hawkins

Title:	V.P. and General Counsel

Accepted and Agreed as of the date first written above:

Cavium, Inc.

By:	/s/ Lisa Sidel

Title:	Assoc. General Counsel

Date:	April 19, 2016